THE BOND MARKET ASSOCIATION

Master Securities Loan Agreement

2000 Version

Dated as of August 27, 2021

Between: NYDIG Funding. LLC

and Marathon Digital Holdings, Inc.

1. Applicability.

From time to time the parties hereto may enter into transactions in which one party ("Lender") will lend to the other party ("Borrower") certain Securities (as defined herein) against a transfer of Collateral (as defined herein). Each such transaction shall be referred to herein as a "Loan" and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in an Annex or Schedule hereto and in any other annexes identified herein or therein as applicable hereunder. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 25.

2. Loans of Securities.

2.1 Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, seek to initiate a transaction in which Lender will lend Securities to Borrower. Borrower and Lender shall agree on the terms of each Loan (which terms may be amended during the Loan), including the issuer of the Securities, the amount of Securities to be lent, the basis of compensation, the amount of Collateral to be transferred by Borrower, and any additional terms. Such agreement shall be confirmed (a) by a schedule and receipt listing the Loaned Securities provided by Borrower to Lender in accordance with Section 3.2, (b) through any system that compares Loans and in which Borrower and Lender are participants, or (c) in such other manner as may be agreed by Borrower and Lender in writing. Such confirmation (the "Confirmation"), together with the Agreement, shall constitute conclusive evidence of the terms agreed

between Borrower and Lender with respect to the Loan to which the Confirmation relates, unless with respect to the Confirmation specific objection is made promptly after receipt thereof. In the event of any inconsistency between the terms of such Confirmation and this Agreement, this Agreement shall prevail unless each party has executed such Confirmation.

2.2 Notwithstanding any other provision in this Agreement regarding when a Loan commences, unless otherwise agreed, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefore have been transferred in accordance with Section 15.

3. Transfer of Loaned Securities.

3.1 Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.

3.2 Unless otherwise agreed, Borrower shall provide Lender, for each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned Securities are received, (b) in the case of Securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.3 Notwithstanding any other provision in this Agreement, the parties hereto agree that they intend the Loans hereunder to be loans of Securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

4. Collateral.

4.1 Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the Close of Business on the day of such transfer, transfer to Lender Collateral with a Market Value at least equal to the Margin Percentage of the Market Value of the Loaned Securities.

4.2 The Collateral transferred by Borrower to Lender, as adjusted pursuant to Section 9, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender hereunder. Borrower hereby pledges with, assigns to, and grants Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the

Loaned Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the UCC. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may Retransfer Collateral only (a) if Lender is a Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "securities intermediary" within the meaning of the UCC.

4.3 Except as otherwise provided herein, upon transfer to Lender of the Loaned Securities on the day a Loan is terminated pursuant to Section 6, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 9) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 15, the next day on which such a transfer may be effected.

4.4 If Borrower transfers Collateral to Lender, as provided in Section 4.1, and Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 4.1, Lender shall have the absolute right to the return of the Loaned Securities.

4.5 Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted, and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a Market Value such that the aggregate Market Value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the Market Value of the Loaned Securities.

4.6 Prior to the expiration of any letter of credit supporting Borrower's obligations hereunder, Borrower shall, no later than the Extension Deadline, (a) obtain an extension of the expiration of such letter of credit, (b) replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of

the letter of credit for which it is substituted, or (c) transfer such other Collateral to Lender as may be acceptable to Lender.

5. Fees for Loan.

5.1 Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a "Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate Market Value of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree. Except as Borrower and Lender may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

5.2 Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:

(a) in the case of any Loan of Securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred and (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 15 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and

(b) in the case of any Loan of Government Securities, upon the termination of such Loan and at such other times, if any, as may be customary in accordance with market practice.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

6. Termination of the Loan.

6.1 (a) Unless otherwise agreed, either party may terminate a Loan on a termination date established by notice given to the other party prior to the Close of Business on a Business Day. The

termination date established by a termination notice shall be a date no earlier than the standard settlement date that would apply to a purchase or sale of the Loaned Securities (in the case of a notice given by Lender) or the non-cash Collateral securing the Loan (in the case of a notice given by Borrower) entered into at the time of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other Securities, the third Business Day following such notice.

(b) Notwithstanding paragraph (a) and unless otherwise agreed, Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day if (i) the Collateral for such Loan consists of cash or Government Securities or (ii) Lender is not permitted, pursuant to Section 4.2, to Retransfer Collateral.

6.2 Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 9) to Borrower in accordance with Section 4.3.

7. Rights in Respect of Loaned Securities and Collateral.

7.1 Except as set forth in Sections 8.1 and 8.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.2 Except as set forth in Sections 8.3 and 8.4 and as otherwise agreed by Borrower and Lender, if Lender may, pursuant to Section 4.2, Retransfer Collateral, Borrower hereby waives the right to vote, or to provide any consent or take any similar action with respect to, any such Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to Section 4.5 or Section 9.

8. Distributions.

8.1 Lender shall be entitled to receive all Distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower.

8.2 Any cash Distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 8.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such Distribution is paid, in an amount equal to such cash Distribution, so long as Lender is not in Default at the time of such payment. Non-cash Distributions that Lender is entitled to receive pursuant to Section 8.1 shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.

8.3 Borrower shall be entitled to receive all Distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender.

8.4 Any cash Distributions made on or in respect of such Collateral, which Borrower is entitled to receive pursuant to Section 8.3, shall be paid by the transfer of cash to Borrower by Lender, on the date any such Distribution is paid, in an amount equal to such cash Distribution, so long as Borrower is not in Default at the time of such payment. Non-cash Distributions that Borrower is entitled to receive pursuant to Section 8.3 shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

8.5 Unless otherwise agreed by the parties:

(a) If (i) Borrower is required to make a payment (a "Borrower Payment") with respect to cash Distributions on Loaned Securities under Sections 8.1 and 8.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash Distributions on Collateral under Sections 8.3 and 8.4 ("Collateral Distributions"), and (iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the

Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d) Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash Distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash Distributions payable to it.

8.6 To the extent that, under the provisions of Sections 8.1 through 8.5, (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit, Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

9. Mark to Market.

9.1 If Lender is a Customer, Borrower shall daily mark to market any Loan hereunder and in the event that at the Close of Trading on any Business Day the Market Value of the Collateral for any Loan to Borrower shall be less than 100% of the Market Value of all the outstanding Loaned Securities subject to such Loan, Borrower shall

transfer additional Collateral no later than the Close of Business on the next Business Day so that the Market Value of such additional Collateral, when added to the Market Value of the other Collateral for such Loan, shall equal 100% of the Market Value of the Loaned Securities.

9.2 In addition to any rights of Lender under Section 9.1, if at any time the aggregate Market Value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the Market Value of all the outstanding Loaned Securities subject to such Loans (a "Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the Market Value of such additional Collateral, when added to the Market Value of all other Collateral for such Loans, shall equal or exceed the Margin Percentage of the Market Value of the Loaned Securities.

9.3 Subject to Borrower's obligations under Section 9.1, if at any time the Market Value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the Market Value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the Market Value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the Market Value of the Loaned Securities.

9.4 Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 9.2 and 9.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.

9.5 Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 9.2 and 9.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the Market Value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9.6 If any notice is given by Borrower or Lender under Sections 9.2 or 9.3 at or before the Margin Notice Deadline on any day on which a transfer of Collateral may be effected in accordance with Section 15, the party receiving such notice shall transfer Collateral as provided in such Section no later than the Close of Business on such day. If any such notice is given after the Margin Notice Deadline, the party receiving such notice shall transfer such Collateral no later than the Close of Business on the next Business Day following the day of such notice.

10. Representations.

The parties to this Agreement hereby make the following representations and warranties, which shall continue during the term of any Loan hereunder:

10.1 Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

10.2 Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.

10.3 Each party hereto represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 11.1(b).

10.4 Borrower represents and warrants that it has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest therein subject to the terms and conditions hereof.

10.5 (a) Borrower represents and warrants that it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow Loaned Securities that are Equity Securities for the purpose of making delivery of such Loaned Securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.

(b) Borrower and Lender may agree, as provided in Section 24.2, that Borrower shall not be deemed to have made the representation or warranty in subsection (a) with respect to any Loan. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of the Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the U.S. Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

10.6 Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

11. Covenants.

11.1 Each party agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).

11.2 Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.

12. Events of Default.

All Loans hereunder may, at the option of the non-defaulting party (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), be terminated immediately upon the occurrence of any one or more of the following events (individually, a "Default"):

12.1 if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 6;

12.2 if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 4.3 and 6;

12.3 if either party shall fail to transfer Collateral as required by Section 9;

12.4 if either party (a) shall fail to transfer to the other party amounts in respect of Distributions required to be transferred by Section 8, (b) shall have been notified of such failure by the other party prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 15;

12.5 if an Act of Insolvency occurs with respect to either party;

12.6 if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;

12.7 if either party notifies the other of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or

12.8 if either party (a) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 12.1 through 12.7, above, including but not limited to the payment of fees as required by Section 5, and the payment of transfer taxes as required by Section 14, (b) shall have been notified of such failure by the other party prior to the Close of Business on any day, and (c) shall not have cured such failure by the Cutoff Time on the next day after such Close of Business on which a transfer of cash may be effected in accordance with Section 15.

The non-defaulting party shall (except upon the occurrence of an Act of Insolvency) give notice as promptly as practicable to the defaulting party of the exercise of its option to terminate all Loans hereunder pursuant to this Section 12.

13. Remedies.

13.1 Upon the occurrence of a Default under Section 12 entitling Lender to terminate all Loans hereunder, Lender shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of Loaned Securities ("Replacement Securities") in the principal market for such Loaned Securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (c) to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any Loan) against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 5, 8, 14 and 16. In the event that Lender shall exercise such rights, Borrower's obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral and any proceeds thereof to any other obligation of Borrower under this Agreement, including Borrower's obligations with respect to Distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in the case of purchases of any other Securities (or other amounts, if any, due to Lender hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Borrower's obligation to pay such excess, Lender shall have, and Borrower hereby grants, a

security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of Replacement Securities purchased under this Section 13.1 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 13.1, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading. Subject to Section 18, upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13.2 Upon the occurrence of a Default under Section 12 entitling Borrower to terminate all Loans hereunder, Borrower shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of Collateral ("Replacement Collateral") in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such Loaned Securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral, (ii) Lender's obligation to return any cash or other Collateral, and (iii) any amounts due to Borrower under Sections 5, 8 and 16. In such event, Borrower may treat the Loaned Securities as its own and Lender's obligation to return a like amount of the Collateral shall terminate; provided, however, that Lender shall immediately return any letters of credit supporting any Loan upon the exercise or deemed exercise by Borrower of its termination rights under Section 12. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender's obligations with respect to Distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR, (B) in the case of Collateral consisting of any other Securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day

to day, from the date of such sale until the date of payment of such deficiency. As security for Lender's obligation to pay such deficiency, Borrower shall have, and Lender hereby grants, a security interest in any property of Lender then held by or for Borrower and a right of setoff with respect to such property and any other amount payable by Borrower to Lender. The purchase price of any Replacement Collateral purchased under this Section 13.2 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13.2, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent Close of Trading. Subject to Section 18, upon the satisfaction of all Lender's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender.

13.3 Unless otherwise agreed, the parties acknowledge and agree that (a) the Loaned Securities and any Collateral consisting of Securities are of a type traded in a recognized market, (b) in the absence of a generally recognized source for prices or bid or offer quotations for any security, the non-defaulting party may establish the source therefor in its sole discretion, and (c) all prices and bid and offer quotations shall be increased to include accrued interest to the extent not already included therein (except to the extent contrary to market practice with respect to the relevant Securities).

13.4 In addition to its rights hereunder, the non-defaulting party shall have any rights otherwise available to it under any other agreement or applicable law.

14. Transfer Taxes.

All transfer taxes with respect to the transfer of the Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan and with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to Section 4.5 or Section 9 shall be paid by Borrower.

15. Transfers.

15.1 All transfers by either Borrower or Lender of Loaned Securities or Collateral consisting of "financial assets" (within the meaning of the UCC) hereunder shall be by (a) in the case of certificated securities,

physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security, (c) the crediting by a Clearing Organization of such financial assets to the transferee's "securities account" (within the meaning of the UCC) maintained with such Clearing Organization, or (d) such other means as Borrower and Lender may agree.

15.2 All transfers of cash hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree.

15.3 All transfers of letters of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfers of letters of credit from Lender to Borrower shall be made by causing such letters of credit to be returned or by causing the amount of such letters of credit to be reduced to the amount required after such transfer.

15.4 A transfer of Securities, cash or letters of credit may be effected under this Section 15 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

15.5 For the avoidance of doubt, the parties agree and acknowledge that the term "securities," as used herein (except in this Section 15), shall include any "security entitlements" with respect to such securities (within the meaning of the UCC). In every transfer of "financial assets" (within the meaning of the UCC) hereunder, the transferor shall take all steps necessary (a) to effect a delivery to the transferee under Section 8-301 of the UCC, or to cause the creation of a security entitlement in favor of the transferee under Section 8-501 of the UCC, (b) to enable the transferee to obtain "control" (within the meaning of Section 8-106 of the UCC), and (c) to provide the transferee with comparable rights under any applicable foreign law or regulation.

16. Contractual Currency.

16.1 Borrower and Lender agree that (a) any payment in respect of a Distribution under Section 8 shall be made in the currency in which the underlying Distribution of cash was made, (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made, and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by

Borrower and Lender in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

16.2 If for any reason the amount in the Contractual Currency received under Section 16.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

16.3 If for any reason the amount in the Contractual Currency received under Section 16.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

17. ERISA.

Lender shall, if any of the Securities transferred to the Borrower hereunder for any Loan have been or shall be obtained, directly or indirectly, from or using the assets of any Plan, so notify Borrower in writing upon the execution of this Agreement or upon initiation of such Loan under Section 2.1. If Lender so notifies Borrower, then Borrower and Lender shall conduct the Loan in accordance with the terms and conditions of Department of Labor Prohibited Transaction Exemption 81-6 (46 Fed. Reg. 7527, Jan. 23, 1981; as amended, 52 Fed. Reg. 18754, May 19, 1987), or any successor thereto (unless Borrower and Lender have agreed prior to entering into a Loan that such Loan will be conducted in reliance on another exemption, or without relying on any exemption, from the prohibited transaction provisions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4975 of the Internal Revenue Code of 1986, as amended). Without limiting the foregoing and notwithstanding any other provision of this Agreement, if the Loan will be conducted in accordance with Prohibited Transaction Exemption 81-6, then:

17.1 Borrower represents and warrants to Lender that it is either (a) a bank subject to federal or state supervision, (b) a broker-dealer registered under the Exchange Act or (c) exempt from registration under Section 15(a)(1) of the Exchange Act as a dealer in Government Securities.

17.2 Borrower represents and warrants that, during the term of any Loan hereunder, neither Borrower nor any affiliate of Borrower has any discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or renders investment advice (within the meaning of 29 C.F.R. Section 2510.3-21(c)) with respect to the assets of the Plan involved in the Loan. Lender agrees that, prior to or at the commencement of any Loan hereunder, it will communicate to Borrower information regarding the Plan sufficient to identify to Borrower any person or persons that have discretionary authority or control with respect to the investment of the assets of the Plan involved in the Loan or that render investment advice (as defined in the preceding sentence) with respect to the assets of the Plan involved in the Loan. In the event Lender fails to communicate and keep current during the term of any Loan such information, Lender rather than Borrower shall be deemed to have made the representation and warranty in the first sentence of this Section 17.2.

17.3 Borrower shall mark to market daily each Loan hereunder pursuant to Section 9.1 as is required if Lender is a Customer.

17.4 Borrower and Lender agree that:

(a) the term "Collateral" shall mean cash, securities issued or guaranteed by the United States government or its agencies or instrumentalities, or irrevocable bank letters of credit issued by a person other than Borrower or an affiliate thereof;

(b) prior to the making of any Loans hereunder, Borrower shall provide Lender with (i) the most recent available audited statement of Borrower's financial condition and (ii) the most recent available unaudited statement of Borrower's financial condition (if more recent than the most recent audited statement), and each Loan made hereunder shall be deemed a representation by Borrower that there has been no material adverse change in Borrower's financial condition subsequent to the date of the latest financial statements or information furnished in accordance herewith;

(c) the Loan may be terminated by Lender at any time, whereupon Borrower shall deliver the Loaned Securities to Lender within the lesser of (i) the customary delivery period for such Loaned Securities, (ii) five Business Days, and (iii) the time negotiated for such delivery between Borrower and Lender; provided, however, that Borrower and Lender may

agree to a longer period only if permitted by Prohibited Transaction Exemption 81-6; and

(d) the Collateral transferred shall be security only for obligations of Borrower to the Plan with respect to Loans, and shall not be security for any obligation of Borrower to any agent or affiliate of the Plan.

18. Single Agreement.

Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

19. APPLICABLE LAW.

THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

20. Waiver.

The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

21. Survival of Remedies.

All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

22. Notices and Other Communications.

Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by telephone, mail, facsimile, e-mail, electronic message, telegraph, messenger or otherwise to the individuals and at the facsimile numbers and addresses specified with respect to it in Schedule A hereto, or sent to such party at any other place specified in a notice of change of number or address hereafter received by the other party. Any notice, statement, demand or other communication hereunder will be deemed effective on the day and at the time on which it is received or, if not received, on the day and at the time on which its delivery was in good faith attempted; provided, however, that any notice by a party to the other party by telephone shall be deemed effective only if (a) such notice is followed by written confirmation thereof and (b) at least one of the other means of providing notice that are specifically listed above has previously been attempted in good faith by the notifying party.

23. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

23.1 EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.

23.2 EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24. Miscellaneous.

24.1 Except as otherwise agreed by the parties, this Agreement supersedes any other agreement between the parties hereto concerning loans of Securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

24.2 Any agreement between Borrower and Lender pursuant to Section 10.5(b) or Section 25.37 shall be made (a) in writing, (b) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (c) in such other manner as may be agreed by Borrower and Lender in writing.

25. Definitions.

For the purposes hereof:

25.1 "Act of Insolvency" shall mean, with respect to any party, (a) the commencement by such party as debtor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, moratorium, dissolution, delinquency or similar law, or such party's seeking the appointment or election of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election, (b) the commencement of any such case or proceeding against such party, or another seeking such an appointment or election, or the filing against a party of an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (i) is consented to or not timely contested by such party, (ii) results in the entry of an order for relief, such an appointment or election, the issuance of such a protective decree or the entry of an order having a similar effect, or (iii) is not dismissed within 15 days, (c) the making by such party of a general

assignment for the benefit of creditors, or (d) the admission in writing by such party of such party's inability to pay such party's debts as they become due.

25.2 "Bankruptcy Code" shall have the meaning assigned in Section 26.1.

25.3 "Borrower" shall have the meaning assigned in Section 1.

25.4 "Borrower Payment" shall have the meaning assigned in Section 8.5(a).

25.5 "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the U.S. Securities and Exchange Commission or other regulatory body.

25.6 "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of determining the Market Value of any Securities hereunder, such term shall mean a day on which regular trading occurs in the principal market for the Securities whose value is being determined. Notwithstanding the foregoing, (a) for purposes of Section 9, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any Collateral consisting of Securities under any outstanding Loan hereunder and "next Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 15, and (b) in no event shall a Saturday or Sunday be considered a Business Day.

25.7 "Cash Collateral Fee" shall have the meaning assigned in Section 5.1.

25.8 "Clearing Organization" shall mean (a) The Depository Trust Company, or, if agreed to by Borrower and Lender, such other "securities intermediary" (within the meaning of the UCC) at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or (b) a Federal Reserve Bank, to the extent that it maintains a book-entry system.

25.9 "Close of Business" shall mean the time established by the parties in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

25.10 "Close of Trading" shall mean, with respect to any Security, the end of the primary trading session established by the principal market for such Security on a Business Day, unless otherwise agreed by the parties.

25.11 "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree prior to the Loan shall be acceptable collateral and which is transferred to Lender pursuant to Sections 4 or 9 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 4.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing; *provided, however*, that if Lender is a Customer, "Collateral" shall (subject to Section 17.4(a), if applicable) be limited to cash, U.S. Treasury bills and notes, an irrevocable letter of credit issued by a "bank" (as defined in Section 3(a)(6)(A)-(C) of the Exchange Act), and any other property permitted to serve as collateral securing a loan of securities under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation) pursuant to exemptive, interpretive or no-action relief or otherwise. If any new or different Security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different Security shall, effective upon such exchange, be deemed to become Collateral in substitution for the former Collateral for which such exchange is made. For purposes of return of Collateral by Lender or purchase or sale of Securities pursuant to Section 13, such term shall include Securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender, as adjusted pursuant to the preceding sentence.

25.12 "Collateral Distributions" shall have the meaning assigned in Section 8.5(a).

25.13 "Confirmation" shall have the meaning assigned in Section 2.1.

25.14 "Contractual Currency" shall have the meaning assigned in Section 16.1.

25.15 "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).

25.16 "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.

25.17 "Default" shall have the meaning assigned in Section 12.

25.18 "Defaulting Party" shall have the meaning assigned in Section 18.

25.19 "Distribution" shall mean, with respect to any Security at any time, any distribution made on or in respect of such Security, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) Securities received as a result of split ups of such Security and distributions in respect thereof, (d) interest payments, (e) all rights to purchase additional Securities, and (f) any cash or other consideration paid or provided by the issuer of such Security in exchange for any vote, consent or the taking of any similar action in respect of such Security (regardless of whether the record date for such vote, consent or other action falls during the term of the Loan). In the event that the holder of a Security is entitled to elect the type of distribution to be received from two or more alternatives, such election shall be made by Lender, in the case of a Distribution in respect of the Loaned Securities, and by Borrower, in the case of a Distribution in respect of Collateral.

25.20 "Equity Security" shall mean any security (as defined in the Exchange Act) other than a "nonequity security," as defined in Regulation T.

25.21 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

25.22 "Extension Deadline" shall mean, with respect to a letter of credit, the Cutoff Time on the Business Day preceding the day on which the letter of credit expires.

25.23 "FDIA" shall have the meaning assigned in Section 26.4.

25.24 "FDICIA" shall have the meaning assigned in Section 26.5.

25.25 "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.

25.26 "Foreign Securities" shall mean, unless otherwise agreed, Securities that are principally cleared and settled outside the United States.

25.27 "Government Securities" shall mean government securities as defined in Section 3(a)(42)(A)-(C) of the Exchange Act.

25.28 "Lender" shall have the meaning assigned in Section 1.

25.29 "Lender Payment" shall have the meaning assigned in Section 8.5(a).

25.30 "LIBOR" shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).

25.31 "Loan" shall have the meaning assigned in Section 1.

25.32 "Loan Fee" shall have the meaning assigned in Section 5.1.

25.33 "Loaned Security" shall mean any Security transferred in a Loan hereunder until such Security (or an identical Security) is transferred back to Lender hereunder, except that, if any new or different Security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different Security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of Securities pursuant to Section 13, such term shall include Securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.

25.34 "Margin Deficit" shall have the meaning assigned in Section 9.2.

25.35 "Margin Excess" shall have the meaning assigned in Section 9.3.

25.36 "Margin Notice Deadline" shall mean the time agreed to by the parties in the relevant Confirmation, Schedule B hereto or otherwise as the deadline for giving notice requiring same-day satisfaction of mark-to-market obligations as provided in Section 9 hereof (or, in the absence of any such agreement, the deadline for such purposes established in accordance with market practice).

25.37 "Margin Percentage" shall mean, with respect to any Loan as of any date, a percentage agreed by Borrower and Lender, which shall be not less than 100%, unless (a) Borrower and Lender agree otherwise, as provided in Section 24.2, and (b) Lender is not a Customer. Notwithstanding the previous sentence, in the event that the writing or other confirmation evidencing the agreement described in clause (a) does not set out such percentage with respect to any such Loan, the

Margin Percentage shall not be a percentage less than the percentage obtained by dividing (i) the Market Value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the Market Value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

25.38 "Market Value" shall have the meaning set forth in Annex II or otherwise agreed to by Borrower and Lender in writing. Notwithstanding the previous sentence, in the event that the meaning of Market Value has not been set forth in Annex II or in any other writing, as described in the previous sentence, Market Value shall be determined in accordance with market practice for the Securities, based on the price for such Securities as of the most recent Close of Trading obtained from a generally recognized source agreed to by the parties or the closing bid quotation at the most recent Close of Trading obtained from such source, plus accrued interest to the extent not included therein (other than any interest credited or transferred to, or applied to the obligations of, the other party pursuant to Section 8, unless market practice with respect to the valuation of such Securities in connection with securities loans is to the contrary). If the relevant quotation did not exist at such Close of Trading, then the Market Value shall be the relevant quotation on the next preceding Close of Trading at which there was such a quotation. The determinations of Market Value provided for in Annex II or in any other writing described in the first sentences of this Section 25.38 or, if applicable, in the preceding sentence shall apply for all purposes under this Agreement, except for purposes of Section 13.

25.39 "Payee" shall have the meaning assigned in Section 8.5(a).

25.40 "Payor" shall have the meaning assigned in Section 8.5(a).

25.41 "Plan" shall mean: (a) any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

25.42 "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

25.43 "Retransfer" shall mean, with respect to any Collateral, to pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer such Collateral, or to re-register any such Collateral evidenced by physical certificates in any name other than Borrower's.

25.44 "Securities" shall mean securities or, if agreed by the parties in writing, other assets.

25.45 "Securities Distributions" shall have the meaning assigned in Section 8.5(a).

25.46 "Tax" shall have the meaning assigned in Section 8.5(a).

25.47 "UCC" shall mean the New York Uniform Commercial Code.

26. Intent.

26.1 The parties recognize that each Loan hereunder is a "securities contract," as such term is defined in Section 741 of Title 11 of the United States Code (the "Bankruptcy Code"), as amended (except insofar as the type of assets subject to the Loan would render such definition inapplicable).

26.2 It is understood that each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code.

26.3 It is understood that the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code.

26.4 The parties agree and acknowledge that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Loan would render such definitions inapplicable).

26.5 It is understood that this Agreement constitutes a "netting contract" as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and each payment obligation under any Loan hereunder shall constitute a "covered contractual payment entitlement" or "covered contractual payment obligation," respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a "financial institution" as that term is defined in FDICIA).

26.6 Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder

shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities association or other self-regulatory organization.

27. DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS.

27.1 WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

27.2 LENDER ACKNOWLEDGES THAT, IN CONNECTION WITH LOANS OF GOVERNMENT SECURITIES AND AS OTHERWISE PERMITTED BY APPLICABLE LAW, SOME SECURITIES PROVIDED BY BORROWER AS COLLATERAL UNDER THIS AGREEMENT MAY NOT BE GUARANTEED BY THE UNITED STATES.

Marathon Digital Holdings, Inc.	NYDIG FUNDING LLC
By: Fred Thiel	By:
Name: Fred Thiel	Name: Penry Jackson
Title: CEO	Title: Head of Financing

SCHEDULE A TO THE 2000 BOND MARKET ASSOCIATION MASTER SECURITIES LOAN AGREEMENT

Names and Addresses for Communications Between Parties

Party A: NYDIG FUNDING LLC

NYDIG Funding LLC
510 Madison Ave. 21st Floor
New York, New York 10022
Attn: Legal Department
Email: legal@nydig.com; funding@nydig.com

Party B: Marathon Digital Holdings, Inc

Attention: Jolie Kahn
1180 North Town Center Drive
Suite 100
Las Vegas, NV 89144
Email: Jolie@marathondh.com

SCHEDULE B TO THE 2000 BOND MARKET ASSOCIATION MASTER SECURITIES LOAN AGREEMENT
SUPPLEMENTAL TERMS AND CONDITIONS

This Schedule B, dated as of August 27, 2021 between NYDIG Funding LLC ("**Party A**") and Marathon Digital Holdings, Inc. ("**Party B**" and, together with Party A, each a "**Party**" and collectively, the "**Parties**") hereby amends, supplements and forms a part of the Master Securities Loan Agreement (the "**MSLA**" and, together with this Schedule B and the other Schedules and Annexes thereto, the "**Agreement**"), dated as of August 27, 2021 between Party A and Party B. In the event of any conflict between the terms of this Schedule B and the terms of the Agreement, the terms of this Schedule B shall control. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement. Any reference in this Schedule B to (i) a "Clause" shall, subject to any contrary indication, be construed as a reference to a clause of this Schedule B and (ii) a "Section" shall be construed as a reference to a paragraph of the Agreement. For the avoidance of doubt, any reference in the Agreement to "Agreement" or "hereunder" shall be construed to include the Schedules, Annexes and the Confirmations delivered in connection herewith. In all other respects, the MSLA remains unchanged, and as amended hereby, supersedes all prior writings in respect thereof.

I. **Other Applicable Annexes.** In addition to this Schedule B and Schedule A, the following annexes, and any schedules or exhibits thereto, shall form a part of the Agreement and shall be applicable thereunder (applicable if marked with an "**X**" below):

Annex	Applicability
Annex I[1] (Party Acting as Agent)	
Annex IV (Eligible Exchanges)	X
Annex V (Confirmation Blocks)	X

II. Additionally, and without limitation of the foregoing, the following terms shall apply with respect to the Agreement and the Loans:

1. **Definitions:** Section 25 of the MSLA is hereby amended by adding (and/or replacing the existing clauses with) the following clauses in their alphabetical location:

   (a) "**Airdrop**" means a distribution of a new token or tokens resulting from the ownership of a preexisting token.

   (b) "**Borrower's Digital Asset Address**" means the Digital Asset Address of Borrower or of Borrower's custodian.

   (c) "**Business Day**" means any day on which the U.S. Fedwire system is open for business.

[1]NTD: Annex I (Party Acting as Agent) should be included when a party lending or borrowing securities in a Loan is acting as agent for one or more third parties.

(d) "**Close of Business**" means 4:00 PM New York City time.

(e) "**Closing Date**" means the date hereof.

(f) "**Code**" means the Internal Revenue Code of 1986, as amended.

(g) "**Confirmation**" means a Confirmation substantially in the form of Exhibit A hereto, or otherwise in form reasonably acceptable to Borrower and Lender, and delivered with respect to the applicable Loan.

(h) "**Cutoff Time**" means Close of Business unless otherwise agreed to by Borrower and Lender.

(i) "**Digital Asset**" means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), Litecoin (LTC), or any digital currency that Borrower and Lender otherwise agree upon as set forth in the Confirmation.

(j) "**Digital Asset Address**" means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Asset set forth in the applicable Confirmation.

(k) "**Early Termination**" means, with respect to any Loan, the termination of such Loan pursuant to Clause 6 of this Schedule B prior to the Scheduled Termination Date for such Loan.

(l) "**Early Termination Date**" means, with respect to any Loan, the date specified in writing by Borrower or Lender, as applicable, on which an Early Termination with respect to such Loan shall occur.

(m) "**Early Termination Fee**" means a fee equal to thirty percent (30%) of the Loan Fee that would have been payable on the Scheduled Termination Date (calculated for such purposes as if the Loan Fee accruing from the applicable Early Termination Date through the Scheduled Termination Date was to be paid in full on the Scheduled Termination Date).

(n) "**FATCA**" means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among governmental authorities entered into in connection with the implementation of such Sections of the Code.

(o) "**Hard Fork**" means a permanent divergence in the blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a new token).

(p) "**Lender's Digital Asset Address**" means the Digital Asset Address of Lender or of Lender's custodian.

(q) "**Loan Date**" means, with respect to any Loan, the date of the initial borrowing of Digital Assets by Borrower set forth in the applicable Confirmation for such Loan.

(r) "**Loan Fee**" means, with respect to any Loan, the aggregate amount obtained by daily application of the Loan Fee Rate for such Loan to the initial Loan Amount on an actual/360 day per year basis for the actual number of days during the period commencing on (and including) the Loan Date for such Loan and ending on (but excluding) the Termination Date for such Loan.

(s) "**Loan Fee Rate**" means, with respect to any Loan, the per annum percentage rate for determination of the Loan Fee for such Loan set forth in the applicable Confirmation for such Loan.

(t) "**Loan Fee Payment Dates**" means, with respect to any Loan, except as otherwise agreed in the applicable Confirmation, (x) the date that is the one (1) month anniversary of the Loan Date (the "**Initial Loan Fee Payment Date**") and (y) each one (1) month anniversary of the Initial Loan Fee Payment Date to, but not including the Termination Date for such Loan (including the deemed Termination Date on the applicable Early Termination Date for such Loan).

(u) "**Loaned Securities**" means with respect to any Loan, the Digital Assets borrowed by Borrower and set forth in the Confirmation for such Loan.

(v) "**Margin Notice Deadline**" means, if applicable, 10:00 am Eastern unless otherwise agreed to by Borrower and Lender.

(w) "**Market Capitalization**" means, for a Digital Asset or a New Token, the product of (a) the total, unadjusted mined supply of such Digital Asset or New Token and (b) the price, in U.S. dollars, of such Digital Asset or New Token. The source of the price of such Digital Asset or New Token shall be an Eligible Exchange or bona fide, indicative bids from NYDFS-regulated OTC desks. If the price of such Digital Asset or New Token is not in U.S. dollars, it shall be converted into U.S. dollars, provided that the conversion rate comes from the same Eligible Exchange and is as of the same time as the price of the Digital Asset or New Token. Any blockchain explorer supporting the New Token that provides a view of the total mined supply shall be an acceptable source for the total, unadjusted mined supply of the Digital Asset or New Token.

(x) "**Market Value**" means, with respect to any Loaned Securities subject to a Loan as of any date, the price of such Loaned Securities on an Eligible Exchange or bona fide, indicative bids from NYDFS-regulated OTC desks, as of 4 p.m. New York time on such date or otherwise, the value determined by a spot rate agreed upon in the applicable Confirmation with respect to such Loan.

(y) "**New Token**" means, any incremental token generated as a result of a Hard Fork in the Digital Asset protocol or an applicable Airdrop that meets the following two conditions:

a. Market Capitalization: the Market Capitalization of the New Token on the 30th day following the Hard Fork or applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average Market Capitalization of the Digital Asset set forth in the Confirmation for such Transaction (calculated as a 30-day average on such date).

b. Liquidity Support: the New Token, on the 30th day following the Hard Fork or applicable Airdrop, is Supported by NYDIG Execution LLC.

(z) "**NYDFS-regulated**" means, with respect to a particular party, such party is specifically authorized to engage in virtual currency business activities by the New York Department of Financial Services.

(aa) "**Scheduled Termination Date**" means, with respect to any Loan, the date specified as the Termination Date in the Confirmation for such Loan.

(bb) "**Securities**" means Digital Assets in all cases unless otherwise specified.

(cc) "**Supported**" with respect to a particular Digital Asset means that a party will make both a bona fide, firm offer or bid for any incremental token generated as a result of a Hard Fork in the Digital Asset protocol or an applicable Airdrop.

(dd) "**Term**" means, with respect to any Loan, the period commencing on the Loan Date for such Loan and ending on the Scheduled Termination Date for such Loan.

(ee) "**Termination Date**" means, with respect to any Loan, the date of termination of such Loan pursuant to Section 6 of the Agreement upon the earliest to occur of (x) the Early Termination Date for such Loan and (y) the Scheduled Termination Date for such Loan.

2. **Construction:**

(a) In this Schedule B, unless the context otherwise requires:

(i) words importing the singular shall include the plural and vice versa;

(ii) a reference to any document (including this Schedule B) shall be construed to include any amendment, variation, novation or supplement thereof; and

(iii) Clause headings are for ease of reference only and shall be ignored in the interpretation of this Schedule B.

(b) Any reference in this Schedule B to any matter being "determined" by a Party (whether expressed to be in such Party's sole discretion or otherwise) shall be construed as requiring such determination to be made in good faith.

(c) Notwithstanding the references in the Agreement to the term "Loaned Securities" and any references to the word "Securities," the Parties hereto acknowledge and agree that in no event shall "Digital Assets" or "Loaned Securities" be construed to include or otherwise constitute "securities" under U.S. federal or state securities laws or the securities laws of any other applicable jurisdiction.

3. **Initiation; Confirmation; Transfers.**

(a) For purposes of Sections 2 and 3 of the Agreement, and subject to the terms and conditions of this Schedule B, an agreement to enter into a Loan may be made in writing at the initiation of either Borrower or Lender. Party A shall deliver a duly completed Confirmation via Bloomberg, email or other secure electronic method, as mutually agreed by the parties. Upon acceptance in writing (which may be by e-mail) by Party B, such Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Parties with respect to the applicable Loan to which such Confirmation relates.

(b) If the parties agree to enter into a Loan, such Loan shall be made by Lender on the Loan Date for such Loan and such Loan shall mature and be due and payable in full (together with the accrued and unpaid Loan Fee) on the Scheduled Termination Date for such Loan (or, if earlier, on the Early Termination Date for such Loan) in accordance with the following:

(i) for purposes of Sections 3, 4 and 15 of the Agreement, the transfer and delivery of Loaned Securities on the Loan Date shall be effected by the transmission by Lender of the Loan Amount of Loaned Securities set forth in the applicable Confirmation to Borrower's Digital Asset Address on or before 5:00 p.m. New York time on the applicable Loan Date or at a time otherwise agreed to by both parties; provided that the Collateral for any Loan shall be cash collateral denominated in U.S. Dollars or other assets agreed to by Borrower and Lender and set forth in the applicable Confirmation; provided further that the Collateral for such Loan shall be received by Lender before it transmits the Loan Amount of Loaned Securities or as otherwise agreed in writing by Lender and Borrower; and

(ii) for purposes of Sections 3, 6.2 and 15 of the Agreement, the transfer and delivery of Loaned Securities on the Termination Date for any Loan (including any applicable Early Termination Date) shall be effected by the transmission by Borrower of the Loaned Securities and New Tokens in respect thereof received by Borrower (and not previously credited or transferred to, or applied to the obligations of, Lender pursuant to the Agreement) to the Lender's Digital Asset Address; provided that Lender shall only be required to return the Collateral applicable to such Loan (to an account designated in writing by Borrower) upon confirmation of delivery of the applicable Loaned Securities and New Tokens in respect thereof (and not previously credited or transferred to, or applied to the obligations of, Lender pursuant to the Agreement) on the relevant Digital Asset blockchain at least the number of times as set forth for such Digital Asset in Annex V.

(c) The Cutoff Time for each Loan request shall be 10:00 AM New York City time or such other time as set forth in the applicable Confirmation.

(d) Notwithstanding anything to the contrary in the Agreement, the Lender may Retransfer Collateral.

4. Delivery of Financial Statements.

(a) The Parties hereto agree that (i) promptly upon (and in any event within seven (7) business days after) the execution of the Agreement, Party B shall provide Party A with Party B's most recent audited, or if Party B is not audited, unaudited annual and (if applicable) quarterly financial statements and any other financial statements mutually agreed upon by Party B and Party A and (ii) after the date hereof and until all Loans are terminated, Party B shall provide Party A with (x) its quarterly unaudited financial statements as they become available and (y) promptly as they become available (and in any event, within one hundred twenty (120) days of fiscal year end), Party B's audited annual financial statements for each fiscal year of Party B or if Party B is not audited for such fiscal year (or if requested by Party A), the unaudited annual financial statements within sixty (60) days of the fiscal year end.

5. Payment of Loan Fees; Margin Maintenance.

(a) For purposes of Section 5 of the Agreement, and except as otherwise set forth in the applicable Confirmation, Borrower agrees to pay to Lender for each Loan the accrued and unpaid Loan

Fee for such Loan on each of the Loan Fee Payment Dates, commencing with the Initial Loan Fee Payment Date.

(b) Notwithstanding anything in Sections 5 or 8 of the Agreement to the contrary, in no event shall Lender be required to pay any Cash Collateral Fee or Collateral Distributions with respect to any Collateral.

(c) For purposes of Section 9 of the Agreement, Party A shall, perform the mark to market determinations set forth therein for each Loan hereunder.

6. Early Termination; Hard Fork.

(a) Borrower shall have the right at any time and from time to time during the Term of any Loan to effect an Early Termination of such Loan by written notice from Borrower to Lender specifying the applicable Early Termination Date; provided that such notice is received by Lender at least three (3) Business Days prior to such Early Termination Date. Upon receipt of such notice by Lender, (a) the Termination Date for the applicable Loan shall be deemed to be the Early Termination Date specified in such notice and (b) except as otherwise set forth in this Clause 6 or in the applicable Confirmation, the Early Termination Fee shall be payable by Borrower on such Early Termination Date.

(b) In the event of a public announcement of a future Hard Fork or Airdrop, Lender may notify Borrower that it wants to receive the economic benefits of such Hard Fork or Airdrop (a "Hard Fork Notice"). If Lender provides a Hard Fork Notice to Borrower, Borrower and Lender may agree (i) to effect an Early Termination of the applicable Transaction by specifying to Lender an Early Termination Date that is not less two (2) Business Days prior to the scheduled Hard Fork or Airdrop or on such other date that Borrower and Lender shall agree upon in writing as the applicable Early Termination Date, (ii) that Borrower shall manage the Hard Fork or Airdrop itself and transfer any New Tokens to Lender in accordance with Section 6(c) below or (iii) to have Lender manage the Hard Fork or Airdrop process for the parties pursuant to Section 6(d). Notwithstanding anything herein to the contrary, the Early Termination Fee shall not apply if Borrower and Lender agree to effect an Early Termination for any Transaction in accordance with this Section 6(b). Notwithstanding anything in this Schedule B or the MSLA, if Lender does not send a Hard Fork Notice to Borrower at least to seven (7) days prior to the Hard Fork, Lender shall be deemed to have waived its economic rights with respect to the New Tokens; provided, however, that if the Hard Fork or Airdrop is not announced publicly at least seven (7) days prior to the effective date of the Hard Fork or Airdrop, Lender and Borrower shall agree in good faith on an appropriate resolution, except that Lender shall have no right to the Hard Fork or Airdrop if the digital asset created through such Hard Fork or Airdrop is not a New Token.

(c) If, notwithstanding Section 6 of this Schedule B and/or Paragraph 7 of the MSLA, Borrower and Lender do not agree (i) to effect an Early Termination prior to a Hard Fork or Airdrop or (ii) to have Lender manage the Hard Fork or Airdrop process, Lender will instead receive the benefit and ownership of any New Tokens. If the Hard Fork or applicable Airdrop results in New Tokens, Borrower will have sixty (60) days from the date of the Hard Fork or applicable Airdrop to transfer New Tokens to Lender. If sending the New Tokens to Lender is not practicable, upon Lender's written approval, Borrower may pay Lender the Market Value, at the spot rate as of the time of payment, of the New Tokens ("New Tokens Value") in either (i) U.S. dollars or (ii) in the Digital Assets of the same type as the original Purchased Securities in an amount, valued at the spot rate as of the time of payment, equivalent to the New Token Value. Alternatively, subject to Lender's written consent, the parties may agree to another

method of payment for the New Tokens. In all cases, Borrower will be solely responsible for payment of additional costs incurred with respect to any payment method other than returning the New Tokens to Lender, including but not limited to technical costs, third party fees and tax obligations. For the avoidance of doubt, Borrower is responsible for returning all New Tokens to Lender following a Hard Fork. Lender's rights to New Tokens as set forth in this Section shall survive the termination of the Agreement and return of the Purchased Securities.

(d) If Borrower elects to have Lender manage the Hard Fork or Airdrop process on its behalf, at least two (2) Business Days before the anticipated Hard Fork or Airdrop, Borrower shall return all applicable Purchased Securities to Lender and Lender shall return the Collateral, or Digital Assets with the same market value as reasonably agreed by Borrower and Lender, to Borrower. Following the Hard Fork or Airdrop, Lender shall return to Borrower the applicable Purchased Securities but not any New Tokens and Borrower shall return the Collateral or the applicable Digital Assets, as the case may be, to Lender. For any whole days in which Lender manages the returned Purchased Securities pursuant to this Section 6(d), the Loan Fee shall not accrue. Notwithstanding the Lender's management of the Hard Fork or Airdrop with respect to the returned Purchased Securities, the Borrower shall be responsible for fulfilling all of its obligations pursuant to the MSLA and this Schedule B.

(e) For purposes of Section 6.1 of the Agreement, the settlement date for any Loan subject to an Early Termination shall be the third Business Day following notice of such Early Termination.

7. Events of Default; Remedies Upon an Event of Default.

(a) Notwithstanding anything to the contrary in Section 12.1 of the Agreement, the parties agree that any failure to pay an amount when due, or failure to deliver Loaned Securities when due, in each case under the Agreement, shall not constitute an Event of Default under Section 12.1 of the Agreement or give rise to the remedies under Section 13 of the Agreement if the party required to make such payment or delivery demonstrates to the other party's reasonable satisfaction that such failure to pay or failure to deliver, as the case may be, is caused solely by an error or omission of an administrative or operational nature, and that (A) the Loaned Securities or cash were otherwise available to such party to enable it to make the relevant delivery or the relevant payment, as the case may be, when due, and (B) such party makes such delivery or such payment, as the case may be, within one (1) Business Day following delivery of written notice of such failure to deliver or such failure to pay, as the case may be.

(b) In addition to the events enumerated in Section 12 of the Agreement, the occurrence of the following event shall constitute an Event of Default under the Agreement and Section 12 of the Agreement is hereby amended by deleting the "or" at the end of Section 12.7 thereof, replacing the period after Section 12.8 with "; or" and inserting the following as new Section 12.9:

"12.9 the occurrence or existence of a default, event of default or other similar condition or event (however described) in respect of Lender or Borrower under one or more agreements or instruments between such parties relating to any financial transaction or obligation (whether present or future, forward, contingent or otherwise, as principal or surety or otherwise) (a "**Specified Indebtedness**") which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such transactions, agreements or instruments, (after giving effect to any applicable notice requirement or grace period)."

(c) In addition to the remedies enumerated in Section 13 of the Agreement, in connection with a Loan in which any party ("***Party X***") is the defaulting party, the Early Termination Fee (determined as if the date of determination was an Early Termination Date), shall be added to, or subtracted from, as the case may be, the amount otherwise payable by Party X to the non-defaulting party ("***Party Y***") under Section 13 of the Agreement. In addition, Party Y may (without prior notice to Party X) reduce any amount payable to Party X under the Agreement by setting off against such amounts any amounts payable (whether at such time or in the future or upon the occurrence of a contingency) by Party X to Party Y under any Specified Indebtedness.

8. Additional Representations and Warranties.

(a) Section 10 of the Agreement shall be amended by adding new sub-Sections 10.7 to 10.13, as follows:

10.7 The Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms.

10.8 No party has relied on the other for any tax, legal or accounting advice concerning the Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan, any Digital Assets or funds received or provided hereunder.

10.9 Each Party is acting for its own account and neither Party has any fiduciary obligation to the other Party relating to the Loans.

10.10 Each Party (x) is a sophisticated party and fully familiar with the inherent risks involved in the transaction contemplated in the Agreement, including, without limitation, risk of new financial regulatory requirements, potential loss of money and risks due to volatility of the price of the Loaned Securities, and voluntarily takes full responsibility for any risk to that effect and (y) has not held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other Party as to whether or not the other Party should enter into any Loan, any subsequent actions relating to a Loan or any other matters relating to a Loan.

10.11 There are no proceedings pending or, to its knowledge, threatened, which could reasonably be anticipated to have any material adverse effect on the transactions contemplated by the Agreement or the accuracy of the representations and warranties hereunder or thereunder.

10.12 To the knowledge of each Party, the transactions contemplated in the Agreement are not prohibited by law or other authority in the jurisdiction of its place of incorporation, place of principal office, or residence and that it has necessary licenses and registrations to operate in the manner contemplated in the Agreement.

10.13 Neither Party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to a Loan, whether or not such advice is given or such views are expressed at the request of the other Party.

9. Taxes, Fees and Duties; Tax Document Delivery Obligations.

(a) Both parties agree to provide upon reasonable demand by such other party, any form, document, certification or information that may be required or reasonably requested in writing in order to allow such other party to make a payment under the Agreement without any deduction or withholding for or on account of any tax, including any tax that may apply under FATCA, or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form, document, certification or information would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form, document, certification or information to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification as soon as reasonably practicable.

(b) Without limiting the generality of the foregoing, both parties agree to provide the other with an executed United States Internal Revenue Service Form W-9, W-8BEN, W-8BEN-E or W-8ECI (or any successor thereto), as applicable, upon execution of the Agreement, and thereafter promptly upon reasonable demand by the other party and promptly upon learning that any such tax form previously provided to the other party has become obsolete or incorrect.

(c) Notwithstanding anything to the contrary in Section 8.5 of the MSLA, all money or other property payable by one party to the other in respect of any Loan, including with respect to Digital Assets or other amounts payable as a result of a Hard Fork or an Airdrop, shall be paid free and clear of, and without withholding or deduction for, any taxes or duties of whatsoever nature imposed, levied, collected, withheld or assessed by any authority having the power to tax, unless the withholding or deduction of such tax is required by law. In that event, notwithstanding anything to the contrary in the Agreement, (i) the amount of such withholding or deduction shall be treated as paid to the relevant party in respect of the Loan and (ii) no additional amounts shall be payable by either party pursuant to the Agreement or the Loan in respect of taxes or duties required to be deducted or withheld from any payment received.

(d) If (i) either party is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding on account of taxes or duties; (ii) such party does not so deduct or withhold; and (iii) a liability resulting from such tax or duty is assessed directly against such party, then, except to the extent the other party has satisfied or then satisfies the liability resulting from such tax or duty, the other party will promptly pay to such party the amount of such liability (including any related liability for interest, but including any related liability for penalties only if the other party has failed to comply with its obligations under Clauses 9(a) and 9(b) above).

10. Other Agreements; Miscellaneous.

(a) Notwithstanding anything in the Agreement to the contrary, no Party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits.

(b) Section 23.1 of the Agreement shall be amended by deleting "NON-EXCLUSIVE" and replacing it with "EXCLUSIVE".

(c) The fourth sentence of Section 24.1 of the Agreement is hereby deleted in its entirety.

(d) Confidentiality. Except following the declaration of an Event of Default, or otherwise as may be required under applicable laws, each of the Parties will treat as confidential from its proprietary trading desk the other Party's positions and transactions governed by the Agreement and will not disclose such information (except to its officers, employees, service

providers and advisors who are themselves bound by similar confidentiality obligations, on a need to know basis) without prior written consent of such other Party.

(e) The Agreement (as supplemented by this Schedule and the other Schedules and Annexes thereto) may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall be valid, binding and enforceable against a party (and any respective successors and permitted assigns thereof) when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, "Signature Law"), in each case, to the extent applicable. Each faxed, scanned or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

(f) The Parties intend that the Agreement and each Loan hereunder be a "forward contract" within the meaning of Section 101(25) of the U.S. Bankruptcy Code and that Borrower be a "forward contract merchant" within the meaning of Section 101(26) of the Bankruptcy Code entitled to the protections of, among others, Sections 362(b)(6), 546(e) and 556 of the Bankruptcy Code.

Exhibit A to Master Securities Loan Agreement

FORM OF CONFIRMATION FOR LOAN TRANSACTION

NYDIG FUNDING LLC AND ____________________

This Confirmation is entered into between Borrower and Lender listed below on the Trade Date set forth below.

The purpose of this communication is to confirm the terms and conditions of the loan transaction described below between NYDIG Funding LLC ("*Party A*" or "*Lender*") and __________________ ("*Party B*" or "*Borrower*") on the Loan Date specified below (the "*Loan*"). This confirmation constitutes a "Confirmation" as referred to in the Master Securities Loan Agreement (including all annexes, schedules and exhibits thereto), published by The Bond Market Association, dated as of ____________________ between Party A and Party B (as may be amended, supplemented or otherwise modified from time to time, collectively, the "*Agreement*"). The Agreement is incorporated by reference into this Confirmation and made a part hereof as if it were fully set forth herein. All capitalized terms used herein but not otherwise defined herein shall (unless otherwise stated) have the meanings specified in the Agreement.

Notwithstanding anything to the contrary in the Agreement, in the event of any conflict between the terms of this Confirmation and the Agreement, this Confirmation shall prevail.

The terms of the Loan to which this Confirmation relates are as follows:

General Terms:

Lender:	Party A
Borrower:	Party B
Trade Date:	[ ], 20[__]
Loan Date:	[ ], 20[__]
Scheduled Termination Date:	[__]
Loaned Securities:	[*Insert type of Digital Asset*]
Estimated Nominal Value of Loaned Securities	[USD]
Loan Amount:	[Units of Digital Asset]
Type of Collateral:	[__]
Amount of Collateral:	$[ ]
Margin Percentage:	[ ]%
Loan Fee Rate:	[__]

Return executed confirmations to: See Schedule A of the Agreement

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us at the contact information listed above. This Confirmation may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this letter by e-mail attachment or telecopy shall be an effective mode of delivery.

[Signature Page Follows]

NYDIG FUNDING LLC

By: ______________________________
Name:
Title:

____

By: ______________________________
Name:
Title:

Annex IV

Eligible Exchanges

The following are Eligible Exchanges:

1. Coinbase
2. Bitstamp
3. Gemini
4. ItBit

Annex V

Confirmation Blocks

No Digital Asset shall be considered transferred to Borrower or Lender, as the case may be, until such Digital Asset has been confirmed by at least the number of continuous blocks as provided below:

Digital Asset	Number of Continuous Blocks
Bitcoin (BTC)	6
Bitcoin Cash (BCH)	12
Ether (ETH)	12
Ether Classic (ETC)	12
Litecoin (LTC)	6

Notwithstanding the proceeding, if the minimum number of continuous blocks is not reached within 180 minutes of initiating the Digital Asset transfer, such transfer shall be cancelled by the transferor and shall be deemed not to be a transfer for the purposes of the Agreement.